EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO                                                                    FOR IMMEDIATE RELEASE

 (727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES FIRST QUARTER OPERATING RESULTS

SEMINOLE, Florida – April 19, 2012 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2012, earnings were $327,000 or $0.05 per share (diluted) compared with $599,000 or $0.10 per share (diluted) reported for the quarter ended March 31, 2011. Net sales for the 2012 first quarter were $28,508,000 compared with 2011 first quarter sales of $26,899,000.

Michael Benstock, chief executive officer, commented: “We are pleased to report an increase of 6.0% in our net sales. Gross margins for our Uniform and Related Products business continued to be pressured in the first quarter of 2012, consistent with our expectations. As we indicated in our 2011 year-end earnings release, we ensured that we were in a position to take care of our customers by investing heavily in our raw material inventories during the cotton crisis of 2011. As a result, we were able to provide our products to our customers throughout the period of the shortages and were able to improve our market share in the process. However, as we work through the higher priced inventory we had built up during 2011, our gross margins were negatively impacted and we expect that they will continue to be pressured into the third quarter of 2012. We continued to see the benefits in this approach as we increased our market position in the first quarter of 2012.”

“We experienced positive growth in our remote staffing business, The Office Gurus®. Net sales for the first quarter of 2012 were $688,000, compared to $576,000 in the prior year first quarter. We expect this vertical to continue to grow substantially going forward. Our financial position

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remains very strong and continues to provide us with the ability to invest in new ventures such as everyBODY media™ and The Office Gurus®, as well as to continue to explore strategic acquisitions and stock buyback programs.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media™.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31,
(Unaudited)

	2012	2011

Net sales	$28,508,000	$26,899,000

Costs and expenses:
Cost of goods sold	19,046,000	17,048,000
Selling and administrative expenses	8,914,000	8,906,000
Interest expense	11,000	6,000
	27,971,000	25,960,000

Earnings before taxes on income	537,000	939,000
Income tax expense	210,000	340,000

Net earnings	$327,000	$599,000

Per Share Data:

Basic:
Net earnings	$0.05	$0.10

Diluted:
Net earnings	$0.05	$0.10

Cash dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31,
(Unaudited)

ASSETS
	2012	2011

CURRENT ASSETS:
Cash and cash equivalents	$2,929,000	$1,889,000
Accounts receivable - trade	16,036,000	17,968,000
Accounts receivable - other	3,737,000	2,010,000
Prepaid expenses and other current assets	2,152,000	7,540,000
Inventories	40,398,000	30,964,000

TOTAL CURRENT ASSETS	65,252,000	60,371,000

PROPERTY, PLANT AND EQUIPMENT, NET	8,461,000	9,354,000
OTHER INTANGIBLE ASSETS	2,509,000	3,472,000
DEFERRED INCOME TAXES	3,695,000	1,938,000
OTHER ASSETS	142,000	152,000

	$80,059,000	$75,287,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,515,000	$5,673,000
Other current liabilities	2,770,000	2,416,000

TOTAL CURRENT LIABILITIES	8,285,000	8,089,000

LONG-TERM DEBT	1,160,000	-
LONG-TERM PENSION LIABILITY	8,173,000	3,611,000
OTHER LONG-TERM LIABILITIES	750,000	770,000
DEFERRED TAXES	20,000	-

SHAREHOLDERS' EQUITY	61,671,000	62,817,000

	$80,059,000	$75,287,000

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